CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
(715) 836-9994 x109
DATE: January 18, 2008
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
QUARTERLY DIVIDEND

EAU CLAIRE, Wis.—January 18— Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced a quarterly dividend of 5 cents per share.

The cash dividend is payable on or about February 14, 2008, to shareholders of record as of the close of business on January 31, 2008. This is the 14th quarterly dividend paid since Citizens Community Federal’s mutual to stock conversion in March 2004.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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